As filed with the Securities and Exchange Commission on October 15, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESTERN MIDSTREAM PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	46-0967367
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
9950 Woodloch Forest Drive, Suite 2800
The Woodlands, Texas 77380
(Address of principal executive offices, including zip code)

WESTERN MIDSTREAM PARTNERS, LP 2021 LONG TERM INCENTIVE PLAN
(Full title of the plan)

Christopher B. Dial
Senior Vice President, General Counsel and Secretary
9950 Woodloch Forest Drive, Suite 2800
The Woodlands, Texas 77380
(346) 786-5000
(Name, address and telephone number of agent for service)

copies to:
Lande A. Spottswood
D. Alex Robertson
Jackson A. O’Maley
Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, Texas 77002
(713) 758-2222
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

EXPLANATORY NOTE

On October 15, 2025, pursuant to the transactions contemplated by the Agreement and Plan of Merger, dated as of August 6, 2025 (the “Merger Agreement”), by and among Western Midstream Partners, LP, a Delaware limited partnership (the “Registrant”), Aris Water Solutions, Inc., a Delaware corporation (“Aris”), Aris Water Holdings, LLC, a Delaware limited liability company (“Aris OpCo”), Arrakis OpCo Merger Sub LLC, a Delaware limited liability company and direct subsidiary of the Registrant, Arrakis Holdings Inc., a Delaware corporation and direct subsidiary of the Registrant (“Arrakis Holdings”), Arrakis Unit Merger Sub LLC, a Delaware limited liability company and direct subsidiary of the Registrant, and Arrakis Cash Merger Sub LLC, a Delaware limited liability company and direct subsidiary of Arrakis Holdings, Aris and Aris OpCo became subsidiaries of the Registrant through a series of mergers (the “Mergers”). Effective as of the effective time of the Mergers, Registrant assumed the outstanding unused share reserve under the Aris Water Solutions, Inc. 2021 Equity Incentive Plan with each outstanding share of Aris Class A common stock, par value $0.01 per share, being converted into 0.625 common units representing a limited partner interest in the Registrant (“Assumed Units”).

The Western Midstream Partners, LP 2021 Long Term Incentive Plan was adopted in 2021 (the “Plan”). Each Assumed Unit will be assumed into the Plan. The Registrant is filing this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to General Instruction E on Form S-8 to register an additional 4,903,998 common units representing limited partner interests in the Registrant (the “Common Units”) that may be delivered with respect to awards under the Plan.

Except as otherwise set forth below, the contents of the registration statement on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on August 20, 2021 (File No. 333-258979), which registered an aggregate of 11,875,000 Common Units under the Plan, is incorporated herein by reference and made a part of this Registration Statement as permitted by General Instruction E to Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Western Midstream Holdings, LLC, a Delaware limited liability company and the general partner of the Registrant (the “General Partner”), will provide participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with the rules and regulations of the Commission, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement) pursuant to Item 3 of Part II hereof), taken together, shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a).	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (File No. 001-35753), filed with the Commission on February 26, 2025;
(b).
The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025 and June 30, 2025 (File No. 001-35753), filed with the Commission on May 7, 2025 and August 6, 2025, respectively;

(c).
All other reports, if any, filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

(d).	The description of the Registrant’s Common Units contained in the Exhibit 4.1 to the Registrant’s Form 10-K referred to in (a) above.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

Exhibit Number	Description
4.1
Certificate of Limited Partnership of Western Gas Equity Partners, LP (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 of Western Gas Equity Partners, LP filed on November 5, 2012, File No. 333-184763).

4.2
Certificate of Amendment to Certificate of Limited Partnership of Western Gas Equity Partners, LP, effective as of February 28, 2019 (incorporated by reference to Exhibit 3.1 to Western Midstream Partners, LP’s Current Report on Form 8-K filed on February 28, 2019, File No. 001-35753).

4.3
Second Amended and Restated Agreement of Limited Partnership of Western Midstream Partners, LP, dated as of December 31, 2019 (incorporated by reference to Exhibit 3.1 to Western Midstream Partners, LP’s Current Report on Form 8-K filed on January 6, 2020, File No. 001-35753).

4.4
Western Midstream Partners, LP 2021 Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to Western Midstream Partners, LP’s Quarterly Report on Form 10-Q filed on August 9, 2021, File No. 001-35753).

4.5*	The First Amendment to the Western Midstream Partners, LP 2021 Long Term Incentive Plan
5.1*	Opinion of Vinson & Elkins L.L.P.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1 to this Registration Statement).
24.1*	Powers of Attorney (included on the signature page of this Registration Statement).
107.1*	Filing Fee Table
*    Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on October 15, 2025.

Western Midstream Partners, LP

By:	Western Midstream Holdings, LLC, its general partner

By:	/s/ Oscar K. Brown
Name: Oscar K. Brown
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on October 15, 2025. Each person whose signature appears below appoints Oscar K. Brown and Christopher B. Dial, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title (Position with Western Midstream Holdings, LLC and Western Midstream Operating GP, LLC, as applicable)

/s/ Peter J. Bennett	Chair
Peter J. Bennett

/s/ Oscar K. Brown	President, Chief Executive Officer, and Director
Oscar K. Brown	(Principal Executive Officer)

/s/ Kristen S. Shults	Senior Vice President and Chief Financial Officer
Kristen S. Shults	(Principal Financial Officer)

/s/ Catherine A. Green	Senior Vice President and Chief Accounting Officer
Catherine A. Green	(Principal Accounting Officer)

/s/ Nicole E. Clark	Director
Nicole E. Clark

Director
Frederick A. Forthuber

/s/ Kenneth F. Owen	Director
Kenneth F. Owen

/s/ Robert G. Phillips	Director
Robert G. Phillips

/s/ David J. Schulte	Director
David J. Schulte

/s/ Lisa A. Stewart	Director
Lisa A. Stewart